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                                                                    Exhibit 99.9

September 30, 2003

Safeco Common Stock Trust
4854 - 154/th/ Place NE
Redmond, Washington 98052

Ladies and Gentlemen:

I have acted as counsel to the Trust in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A for the shares of each series and class of the Trust (the "Shares"). I have made such examination of law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1. The Trust is a duly formed and validly existing business trust under the laws of the State of Delaware.

2. The Trust is authorized to issue an unlimited number of shares which have been divided into the following series and classes: Growth Opportunities Fund, Core Equity Fund, Large-Cap Value Fund, Multi-Cap Core Fund, International Stock Fund, Balanced Fund, Small-Cap Value Fund and Large-Cap Growth Fund offer Investor Class, Advisor Class A, Advisor Class B and Advisor Class C shares. In addition, International Stock Fund also offers Institutional Class shares.

3. The Shares, when issued pursuant to the terms, provisions and conditions set forth in the above-referenced Registration Statement relating to the Shares, will be validly issued, fully paid and non-assessable by the Trust. I hereby consent to the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,


/s/ William E. Crawford

William E. Crawford, Esq.
Counsel